Exhibit 16.1

May 14, 2024

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Applied UV, Inc. (the “registrant”) under Item 4.01 of its Form 8-K dated May 14, 2024 and are in agreement with the statements therein concerning Mazars USA LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Mazars USA LLP

Fort Washington, PA